Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
JANOVER INC.

Pursuant to Section 242 of the

General Corporation Law of the State of Delaware

Janover Inc. (hereinafter called the “Corporation”), organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware, does hereby certify as follows:

FIRST: A resolution was duly adopted by the Board of Directors of the Corporation pursuant to Section 242 of the General Corporation Law of the State of Delaware setting forth an amendment to the Restated Certificate of Incorporation of the Corporation, as amended, and declaring said amendment to be advisable and in the best interests of the Corporation.

SECOND: That Article I of the Restated Certificate of Incorporation of the Corporation, as amended, be and hereby is deleted in its entirety and the following is inserted in lieu thereof:

I.

The name of this corporation is DeFi Development Corp. (the “Corporation”).”

THIRD: This Certificate of Amendment shall be effective at 4:00 p.m., Eastern Time, on April 17, 2025.

***

IN WITNESS WHEREOF, this Certificate of Amendment has been executed by a duly authorized officer of the Corporation on this 17th day of April, 2025.

JANOVER INC.

By:	/s/ Joseph Onorati
	Name:	Joseph Onorati
	Title:	Chairman, President and Chief Executive Officer